Exhibit 99.1

Keating Capital Realizes $3.7 Million Gain from Portfolio Exit

Completes Disposition of Shares Held in LifeLock, Inc.

GREENWOOD VILLAGE, Colo.--(BUSINESS WIRE)--May 6, 2013--Keating Capital, Inc. (“Keating Capital” or the “Company”) (Nasdaq: KIPO) announced today that the Company completed the disposition of its entire position in LifeLock, Inc. on May 2, 2013. In total, the Company generated approximately $3.7 million of net realized gains from its LifeLock investment, or approximately $0.40 for each Keating Capital share currently outstanding. As of March 31, 2013, the Company’s net asset value per share was $8.00.

Keating Capital received total proceeds of $8.7 million from the sale of its LifeLock position (after selling expenses), compared to a fair value of $9.1 million as of March 31, 2013, and a cost of $5.0 million. The shares of LifeLock common stock sold by Keating Capital were received upon the conversion of LifeLock’s Series E Convertible Preferred Stock, which Keating Capital initially acquired on March 14, 2012. The Series E round raised over $100 million from Keating Capital and other co-investors, including Bessemer Venture Partners, Goldman, Sachs & Co., Kleiner Perkins Caufield & Byers, and Symantec Corporation.

The Company’s sale of its entire LifeLock position represented a return multiple of 1.74x its investment cost over a holding period of 1.1 years. This represents an internal rate of return, or IRR, on this investment of approximately 66% per year.

The Company’s Board of Directors currently intends to declare a distribution of at least 90% of the LifeLock realized gains, subject to any gains or losses realized on other portfolio company investments. At the Company’s next quarterly Board meeting scheduled for July 25, 2013, the Company expects that the Board will take further action concerning the distribution of the LifeLock realized gains.

“The LifeLock investment was an unqualified success for us and a case study of how we believe our private-to-public valuation arbitrage model is expected to work,” stated Timothy J. Keating, CEO of Keating Capital. “We invested in a growing, category leading, high profile company alongside a number of top tier venture capital firms, many of whom we have co-invested with in the past. The investment size of $5 million was our largest at the time and one of four of equal size that we have made. The 1.74x return multiple we achieved over of a holding period of 1.1 years was in line with our targeted 2x return multiple over our anticipated four-year holding period,” added Mr. Keating.

LifeLock was the Company’s third out of 20 portfolio company investments to complete its IPO, and the sale of the LifeLock position is the second complete exit for Keating Capital.

About Keating Capital, Inc.

Keating Capital is a business development company that specializes in making pre-IPO investments in innovative, emerging growth companies that are committed to and capable of becoming public. We provide investors with the ability to participate in a unique fund that allows our stockholders to share in the potential value accretion that we believe typically occurs once a company transforms from private to public status. Keating Capital’s shares are listed on Nasdaq under the ticker symbol “KIPO.”

To be added to Keating Capital’s email distribution list to receive quarterly newsletters and other announcements, go to www.KeatingCapital.com/contact.

Forward-Looking Statements

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect Keating Capital’s current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release, including the factors set forth in “Risk Factors” set forth in Keating Capital’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and subsequent filings with the SEC. Please refer to Keating Capital’s SEC filings for a more detailed discussion of the risks and uncertainties associated with its business, including but not limited to the risks and uncertainties associated with investing in micro- and small-cap companies. Except as required by the federal securities laws, Keating Capital undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The reference to Keating Capital’s website has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.

CONTACT:
Keating Capital, Inc.
Investor Relations Contact:
Margie L. Blackwell, 720-889-0133
Investor Relations Director
mb@keatinginvestments.com